SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                RAYTHEON COMPANY
-------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ---------------

4) Proposed maximum aggregate value of transaction: ---------------

5) Total fee paid: --------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ---------------

     2) Form, Schedule or Registration Statement No.: ---------------

     3) Filing Party: --------------------------------------------

     4) Date Filed: --------------------------------------------

                                                          RAYTHEON COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 26, 2000

     The annual meeting of stockholders of Raytheon Company will be held at the U.S. Chamber of Commerce, Hall of Flags Room, 1615 H Street, N.W., Washington, D.C. 20062, at 10:30 a.m. Eastern Time on Wednesday, April 26, 2000 for the following purposes:


1. To elect six Directors, whose terms are described in the accompanying proxy statement.

2. To consider and act upon such other business, including stockholder proposals if presented by their proponents, as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 9, 2000 are entitled to notice of and to vote at the meeting.

     Your vote is important. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

                                          By order of the Board of Directors,

                                      /s/ John W. Kapples
                                          John W. Kapples
                                          Secretary

                                       2
Lexington, Massachusetts
March 27, 2000

RAYTHEON COMPANY

141 Spring Street, Lexington, Massachusetts 02421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at the 2000 annual meeting of stockholders of the company and at any meeting following adjournment thereof.

     You are cordially invited to attend Raytheon's annual meeting on April 26, 2000 beginning at 10:30 a.m. Eastern Time. Stockholders will be admitted at 10:00 a.m. The meeting will be held at the U.S. Chamber of Commerce, Hall of Flags, 1615 H Street, N.W., Washington, D.C. 20062.

     We are sending this proxy statement and accompanying forms of proxy and voting instructions to holders of Raytheon's Class A common shares and Class B common shares as of March 9, 2000, the record date for the meeting.

     You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. Directions to the meeting are printed on the admission ticket.

     If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to the company's transfer agent, EquiServe L.P., 150 Royall Street, Canton, Massachusetts 02021. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a Raytheon stockholder.

Proxies and Voting Procedures

     Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:00 p.m. Eastern Time on Tuesday, April 25, 2000. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

     There will be two proxy cards for this year's meeting: one card to vote Class A shares and a separate card to vote Class B shares. If you own both Class A shares and Class B shares, you will receive two proxy cards. If you receive a proxy card for Class A shares and a proxy card for Class B shares, you must vote both proxies by using the Internet or the toll-free telephone number, or by completing both proxy cards and mailing them in the postage-paid envelope provided, in order for all of your shares to be voted at the meeting.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

     The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

     All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

     If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

Stockholders Entitled to Vote

     Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 9, 2000, there were 339,843,221 common shares outstanding, consisting of 100,800,519 Class A shares and 239,042,702 Class B shares.

     In accordance with the company's Certificate of Incorporation, for the election of Directors only:

     o each Class A share is entitled to 9.545 votes per share, and the total votes of all Class A shares will represent 80.1% of the total votes of all of the company's common shares entitled to vote for Directors; and

     o each Class B share is entitled to one vote per share, and the total votes of all Class B shares will represent 19.9% of the total votes of all of the company's common shares entitled to vote for Directors.

     With respect to all matters on which holders of the company's common shares are entitled to vote at the meeting other than the election of Directors, each Class A share and each Class B share has one vote per share.

     If you are a participant in Raytheon's Dividend Reinvestment and Stock Purchase Plan, common shares held in your account are included on, and may be voted using, the proxy card(s) sent to you. The plan's administrator is the stockholder of record of your dividend reinvestment plan shares and will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card(s) sent to you.

     If you are a participant in the Raytheon Savings and Investment Plan, the proxy card(s) you receive will serve as the voting instruction card(s) for the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will not vote those shares at the meeting.

     If you hold Raytheon stock through a stock purchase or savings plan sponsored by General Motors Corporation, or an affiliate of General Motors, Hughes Electronics, Delphi Automotive Systems or Saturn, you will receive one proxy card for all shares that you own. That proxy card will serve as a voting instruction card for the trustees of those plans for which all accounts are registered in the same name. If you own shares through those plans and do not sign and return your proxy card, the plan trustees will vote your shares as described in the plan documents.

Required Vote

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

     The affirmative vote of the holders of a majority of the Class A shares and a majority of the Class B shares, with each Class voting separately, present in person or represented by proxy and entitled to vote, is required to approve the stockholder proposals. An abstention is counted as a vote against, and a broker "non-vote" is not counted for purposes of approving the stockholder proposals.

     All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by you. Any comment written on a proxy card will be provided to Raytheon's Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

     A copy of our 1999 annual report is enclosed. If you received more than one copy of the annual report and you wish to reduce the number of reports you receive and save the company the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card, or follow the instructions provided when you vote over the Internet or by telephone.

     At least one account must continue to receive annual reports, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report to an account, call the Raytheon Shareholder Services toll-free number at 1-800-360-4519.

     If you own Raytheon stock through a bank, broker or other nominee and receive more than one Raytheon annual report, contact the holder of record to eliminate duplicate mailings.

Electronic Access to Proxy Materials and Annual Report

     This proxy statement and the 1999 annual report are also available on Raytheon's Internet site at http://www.raytheon.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, saving the company the cost of producing and mailing these documents.

     If you are a stockholder of record, you can elect this option by following the instructions provided when you vote your proxy over the Internet. You can also register for this option by following the instructions provided on the following Internet site: http://www.econsent.com/rtn.

     By choosing to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

     If you hold your Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

     Stockholders who hold their Raytheon stock through a bank, broker or other holder of record and who elect electronic access will receive information next year containing the Internet address for use in accessing Raytheon's proxy statement and annual report.

Cost of Proxy Solicitation

     The cost of soliciting proxies will be borne by the company. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $12,500 plus expenses for these services.

     In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

     Our transfer agent is EquiServe L.P. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling the Raytheon Shareholder Services toll-free number at 1-800-360-4519. For other company information, you can visit Raytheon's Internet site at http://www.raytheon.com.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Securities and Exchange Commission filing requirements applicable to our Directors and executive officers with respect to the fiscal year ending December 31, 1999 were met, with the following exception: William R. Spivey was late in filing his Form 3 Initial Statement of Beneficial Ownership.

Relationship with Independent Public Accountants

     Upon recommendation of the Audit Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit the company's financial statements for the fiscal year beginning January 1, 2000.

     Representatives of PricewaterhouseCoopers are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Certain Relationships and Related Transactions

     During 1999, the company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman, a Director of the company, is a member of this firm.

THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

     Raytheon's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

     During 1999, the Board held 10 meetings, and the committees held 15 meetings. The average attendance in the aggregate of the total number of Board and committee meetings was approximately 95%.

     The Board of Directors currently has four committees: the Audit Committee, the Management Development and Compensation Committee, the Executive Committee and the Governance Committee.

Audit Committee

     L. Dennis Kozlowski, Chairman, Henrique de Campos Meirelles and William R. Spivey are the current members of the Audit Committee. The Audit Committee meets with management to consider the adequacy of the company's internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors. The Audit Committee met three times in 1999.

Management Development and Compensation Committee

     Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B. Rudman, Chairman, and Alfred M. Zeien are the current members of the Management Development and Compensation Committee. The functions of the Management Development and Compensation Committee include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of Directors and officers of the company. The Management Development and Compensation Committee met seven times in 1999.

     The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the company's stock option plans. Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Chairman, and Alfred M. Zeien are the current members of the Options Subcommittee.

Executive Committee

     Daniel P. Burnham, Chairman, Ferdinand Colloredo-Mansfeld, John R. Galvin,
L. Dennis Kozlowski, Thomas L. Phillips and Dennis J. Picard are the current members of the Executive Committee. The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met twice during 1999.

Governance Committee

     John M. Deutch, Thomas E. Everhart, Thomas L. Phillips, Dennis J. Picard, Warren B. Rudman and Alfred M. Zeien, Chairman, are the current members of the Governance Committee. The Governance Committee's duties are to propose candidates for election to the Board, make recommendations to the Board regarding matters of corporate governance and make other recommendations relating to Board membership procedures. The Governance Committee will consider nominees recommended by stockholders. The Governance Committee met three times during 1999.

     Under Raytheon's by-laws, nominations for Director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who delivered notice to the Corporate Secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting. For the company's annual meeting in the year 2001, the company must receive this notice after the close of business on December 27, 2000 and before the close of business on January 26, 2001. You can obtain a copy of Raytheon's by-laws by writing to the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421.

Compensation of Directors

     Each non-employee Director receives an annual retainer of $40,000. The Chairman of each Board committee receives an additional annual retainer of $5,000. Non-employee Directors also receive a fee of $1,000 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings, for which the fee is $500. Pursuant to the company's Deferral Plan for Directors, Directors may defer receipt of their quarterly retainer and/or meeting fees until retirement from the Board.

     Non-employee Directors also receive an annual grant of Raytheon shares equal to one times the annual retainer. Grants are made under the Nonemployee Directors Restricted Stock Plan. All grants of restricted shares are held in the custody of the company until restrictions lapse on the date of the annual meeting three years after the award. The Directors receive dividends on these shares and are entitled to vote these shares.

     In 1996, the company terminated its Directors' Pension Plan. Prior to termination, Directors of the company who were not eligible for benefits under any company-sponsored pension plan were entitled to receive a monthly cash benefit for up to fifteen years after their retirement from the Board. The Board voted to terminate this plan and to convert the then-present value of each Director's cash benefit into shares of common stock. These shares, and all accrued dividends, are held in trust for the benefit of the individual Director with delivery deferred until retirement or other completion of service as a Director.

     The company also maintains a general insurance policy which provides nonemployee Directors with travel accident insurance when on company business.

     During 1999, John M. Deutch was paid $55,698 by the company for performing certain additional services for the company beyond the scope of his service on the Board of Directors pursuant to a consulting agreement between Mr. Deutch and the company.

     During 1999, Warren B. Rudman was paid $190,478 for performing certain additional services for the company beyond the scope of his service on the Board of Directors pursuant to a consulting agreement between Senator Rudman and the company.

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes whose terms expire at successive annual meetings. This year, Thomas L. Phillips will be retiring from the Board after the annual meeting. Mr. Phillips has been a Director of Raytheon since 1962 and we are most grateful to him for his counsel and business advice. Following his retirement, this class of Directors will consist of four Directors.

     We have nominated Ferdinand Colloredo-Mansfeld, Thomas E. Everhart, L. Dennis Kozlowski and Warren B. Rudman, the remaining Directors in the class of Directors whose terms expire at the annual meeting, for three-year terms that will expire at the annual meeting in the year 2003.

     We have also nominated Barbara M. Barrett for a two-year term that will expire at the annual meeting in the year 2002 and William R. Spivey for a one-year term that will expire at the annual meeting in the year 2001. The Board of Directors elected both Ms. Barrett and Mr. Spivey to the Board last year in order to fill vacancies on the Board. In accordance with Raytheon's Certificate of Incorporation, new Directors elected by the Board must stand for election at the next year's annual meeting. After the 2000 annual meeting, each of the three classes of Directors will have four members.

     We have included below the principal occupation and other information about the nominees and the Directors whose terms of office will continue after the annual meeting.

     The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

Nominees for the Class of Directors Whose Terms Expire in 2003

FERDINAND COLLOREDO-MANSFELD

     Director of the company or a predecessor company since 1987. Chairman and Chief Executive Officer of Cabot Industrial Trust since January 1998. Prior thereto, Mr. Colloredo-Mansfeld served as Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) since October 1990 and as Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990. Trustee: Massachusetts General Hospital. Age 60.


THOMAS E. EVERHART

     Director of the company since 1997. President Emeritus, California Institute of Technology since 1997. Prior thereto, Mr. Everhart served as President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology since 1987. Director: Agilent Technologies; General Motors Corporation; Hughes Electronics Corporation; Saint-Gobain Corporation; Reveo, Inc.; Electric Power Research Institute; Corporation for National Research Initiatives. Age 68.

L. DENNIS KOZLOWSKI

     Director of the company or a predecessor company since 1995. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto, Mr. Kozlowski served as President of Tyco from 1989. Director:
Tyco International Ltd.; Applied Power, Inc.; U.S. Office Products. Age 53.

WARREN B. RUDMAN

     Director of the company or a predecessor company since 1993. Partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1992. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Director: Allied Waste Industries, Inc.; American Stock Exchange, Inc.; Boston Scientific Corporation; The Chubb Corporation; Collins & Aikman Corporation; several mutual funds managed by Dreyfus Corporation. Age 69.


Nominee for the Class of Directors Whose Terms Expire in 2002

BARBARA M. BARRETT

     Director of the company since 1999. President of Triple Creek Guest Ranch since 1993. Ms. Barrett has practiced corporate and international law since 1979. In 1999, Ms. Barrett served as a Fellow at the Institute of Politics at Harvard University where she now serves as a member of the Senior Advisory Board. In 1997 and 1998, Ms. Barrett served as President and Chief Executive Officer of the American Management Association. Ms. Barrett served as Deputy Administrator of the Federal Aviation Administration (1988-1989) and Vice Chairman of the Civil Aeronautics Board (1982-1985). Trustee: Thunderbird, The American Graduate School of International Management. Director: Exponent, Inc.; Valley Bank of Arizona. Age 49.


Nominee for the Class of Directors Whose Terms Expire in 2001

WILLIAM R. SPIVEY

     Director of the company since 1999. Group President, Network Products Group, Lucent Technologies Inc. since 1997. Prior thereto, Mr. Spivey served as Vice President, Systems & Components Group, AT&T Corporation from 1994 and as Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991. Age 53.

Directors Whose Terms of Office Continue

DANIEL P. BURNHAM

     Director of the company since 1998. Term expires 2002. Chairman and Chief Executive Officer of the company since July 31, 1999. Prior thereto, Mr. Burnham served as President and Chief Executive Officer of the company from December 1, 1998 to July 31, 1999 and as President and Chief Operating Officer from July 1, 1998 to December 1, 1998. Prior to joining the company, Mr. Burnham was Vice Chairman of AlliedSignal, Inc. from October 1997 and President of AlliedSignal Aerospace and an Executive Vice President of AlliedSignal, Inc. from 1992 until becoming Vice Chairman in 1997. Director: FleetBoston Corporation. Age 53.

JOHN M. DEUTCH

     Director of the company since 1998. Term expires 2001. Institute Professor at the Massachusetts Institute of Technology since 1990. Mr. Deutch previously served as Director of the United States Central Intelligence Agency (1995-1996); Deputy Secretary of Defense (1994-1995); Undersecretary of Defense, Acquisition and Technology, (1993-1994); and Provost (1985-1990) and Chairman of the Department of Chemistry (1982-1985) of the Massachusetts Institute of Technology. Mr. Deutch has also served as Director of Energy Research and Undersecretary of the U.S. Department of Energy. Director: ARIAD Pharmaceuticals, Inc.; Citigroup Inc.; CMS Energy Corporation; Cummins Engine Company, Inc.; Schlumberger Ltd. Trustee: French American Foundation; Council on Foreign Relations; Resources for the Future; Urban Institute. Age 61.


JOHN R. GALVIN

     Director of the company or a predecessor company since 1996. Term expires 2002. Dean of the Fletcher School of Law and Diplomacy, Tufts University since 1995. General Galvin retired from the U.S. Army in 1992 after a 38-year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994, General Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994-1995, he was a visiting professor at the Mershon Center, The Ohio State University. Director or Trustee: the Seligman Group of Investment Companies. Trustee: Institute for Defense Analyses.
Governor: Center for Creative Leadership. Age 70.


HENRIQUE DE CAMPOS MEIRELLES

     Director of the company since 1998. Term expires 2001. President of Global Banking and Financial Services, FleetBoston Corporation since October 1999. Prior thereto, Mr. Meirelles served as President and Chief Operating Officer of BankBoston Corporation and BankBoston N.A. from 1996; Regional Manager of Brazil for both BankBoston Corporation and BankBoston N.A. from 1994; and General Manager of Brazil for the Bank from 1984 to 1994. Director: FleetBoston Corporation; Best Foods, Inc.; Champion International Corporation; Accion International; Public Broadcasting System of Sao Paolo, Brazil. Age 54.


DENNIS J. PICARD

     Director of the company or a predecessor company since 1989. Term expires 2001. Chairman Emeritus and Retired Chairman of the Board and Chief Executive Officer of the company. Prior to his retirement, Mr. Picard served as Chairman of the Board of the company from December 1998 through July 1999; Chairman of the Board and Chief Executive Officer of the company from March 1991 to December 1998; President from 1989; and Senior Vice President, General Manager of the Missile Systems Division from 1983. Director: State Street Corporation. Age 67.


ALFRED M. ZEIEN

     Director of the company or a predecessor company since 1992. Term expires 2002. Retired Chairman of the Board and Chief Executive Officer of The Gillette Company. Prior to his retirement in 1999, Mr. Zeien served as Chairman of the Board and Chief Executive Officer of Gillette since 1991. Director: EMC Corporation; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company. Age 70.

                                       12

STOCK OWNERSHIP

Five Percent Stockholders

     The following table lists those persons or groups known to the company to be the beneficial owner of more than 5% of the company's Class A shares or Class
B shares as of December 31, 1999:

                                                             Class A    Percent of    Class B    Percent of
Name and Address of Beneficial Owner                          Shares       Class       Shares       Class
------------------------------------                        -----------    -----     ----------     -----

Franklin Resources, Inc., Charles B. Johnson,
   Rupert H. Johnson, and Templeton Global Advisors
   Limited                                                  9,042,249(1)   9.0%
Barrow, Hanley, Mewhinney & Strauss, Inc.
   One McKinney Plaza, 3232 McKinney Avenue, Dallas,
   TX 75204-2429                                                                      13,148,776    5.6%

(1) Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson each has a business address of 777 Mariners Island Boulevard, San Mateo, CA 94404.
     Templeton Global Advisors Limited has a business address of Lyford Cay,
     P.O. Box N-7759, Nassau, Bahamas.

                                       13
Management and Directors

     The following table contains information regarding the beneficial ownership of Raytheon's Class A shares and Class B shares as of February 1, 2000 for: (a) each Director and nominee for Director, (b) the four most highly compensated officers who are not also Directors and (c) the Directors, nominees and all executive officers as a group.

                              Number of Class B        Number of Class A
                             Shares and Nature of     Shares and Nature of
Name                        Beneficial Ownership(1)  Beneficial Ownership(1)

(a)
Daniel P. Burnham                   299,703(2)                20,000
Barbara M. Barrett                        0                    3,000
Ferdinand Colloredo-Mansfeld         12,099(3),(4)                 0
John M. Deutch                        1,230(4)                 2,500
Thomas E. Everhart                      730(4)                 1,525
John R. Galvin                        6,514(3),(4),(5)             0
L. Dennis Kozlowski                  11,099(3),(4)                 0
Henrique de Campos Meirelles            730(4)                     0
Thomas L. Phillips                  171,320(4)                     0
Dennis J. Picard                  1,644,620(6)                     0
Warren B. Rudman                      6,699(3),(4),(7)             0
William R. Spivey                    10,000                        0
Alfred M. Zeien                       8,099(3),(4)                 0


(b)
Shay D. Assad                       135,239(8)                     0
Franklyn A. Caine                   122,000(9)                     0
William H. Swanson                  323,031(10)                    0
Arthur E. Wegner                    180,705(11)                    0

(c)
All Directors, nominees for Director and executive officers
  as a group (24 persons)         3,732,174(12),(13)          30,565(14)

  (1) No individual Director or nominee for Director or named executive officer beneficially owns 1% or more of the outstanding Class A shares or Class B shares, nor do the Directors and executive officers as a group own more than 1% of the outstanding Class A shares. The Directors and executive officers as a group own approximately 1% of the outstanding Class B shares.

  (2) Does not include 325,140 restricted units awarded to Mr. Burnham under the company's employee incentive compensation plans, over which he currently has no voting or investment power. Upon vesting, the units will be settled on a one-for-one basis in Class B shares. Includes 250,000 shares which Mr. Burnham has the right to acquire upon the exercise of stock options; 49,573 shares held in trust, over which he has voting power but no investment power; and 130 shares held in the Raytheon Savings and Investment Plan.

  (3) Includes 5,209 shares held in trust for the benefit of the individual Director. Each Director has the power to vote the shares held for his or her account. The shares were issued pursuant to the company's Deferral Plan for Directors.

  (4) Includes restricted stock issued under the company's Nonemployee Directors Restricted Stock Plan: Messrs. Colloredo-Mansfeld, Galvin, Kozlowski, Rudman and Zeien--890 shares each; Messrs. Deutch, Everhart and Meirelles--730 shares each; Mr. Phillips--570 shares.

  (5) Excludes shares held by various mutual funds of the Seligman Group of Investment Companies. As a Director or Trustee, General Galvin shares voting and investment power in these shares with other Seligman Directors and Trustees. General Galvin disclaims beneficial ownership of all such shares.

  (6) Includes 1,485,264 shares which Mr. Picard has the right to acquire upon the exercise of stock options and 178 shares held in the Raytheon Savings and Investment Plan.

  (7) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a Director of several funds managed by Dreyfus Corporation, Senator Rudman shares voting and investment power in the shares held by such funds with the other Directors of those funds and with the Directors of the Dreyfus Corporation. Senator Rudman disclaims beneficial ownership of all such shares.

  (8) Includes 126,105 shares which Mr. Assad has the right to acquire upon the exercise of stock options and 3,525 shares held in the Raytheon Savings and Investment Plan.

  (9) Includes 100,000 shares which Mr. Caine has the right to acquire upon the exercise of stock options and 22,000 restricted shares over which he has voting power but no investment power.

 (10) Includes 251,612 shares which Mr. Swanson has the right to acquire upon the exercise of stock options; 28,250 restricted shares over which he has voting power but no investment power; and 825 shares held in the Raytheon Savings and Investment Plan.

 (11) Includes 155,000 shares which Mr. Wegner has the right to acquire upon the exercise of stock options and 203 shares held in the Raytheon Savings and Investment Plan.

 (12) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.

 (13) Includes 2,944,255 shares which individual members of the group have the right to acquire upon the exercise of stock options; 238,960 restricted shares over which individual members of the group have voting power but no investment power; 75,618 shares held in trust for the benefit of individual members of the group, over which the individuals have voting power; and 8,933 shares held in the Raytheon Savings and Investment Plan.

 (14)  Includes 680 shares held in the Raytheon Savings and Investment Plan.

EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for the company's chief executive officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 1999, 1998 and 1997. The compensation information for fiscal 1997 through December 17, 1997 relates to the named executive's service as an executive officer of a predecessor by merger to the company.

                                       15

                                                    Summary Compensation Table
                                                                                  Long-Term
                                   Annual Compensation                         Compensation Awards
                       --------------------------------------------------   -------------------------
                                                                             Restricted
Name and                                                Other Annual         Stock/Unit                      All Other
Principal Position     Year  Salary($)      Bonus($)   Compensation(2)($)   Awards(3)($)    Options(#)   Compensation(4)($)
------------------     ----  ---------    ----------   ------------------   ------------    ---------    ------------------
Daniel P. Burnham...   1999  $901,004     $   900,000        $82,488        $         0      300,000        $ 72,360
 Chairman and Chief    1998   425,004(1)    1,500,000              0         21,873,871      250,000         286,395
 Executive Officer     1997

William H. Swanson..   1999   543,286         350,000              0            778,641      125,000         226,056
 Executive Vice        1998   479,940         800,000              0                  0      100,000         193,158
 President             1997   427,914         400,000              0            546,875       45,000         574,617
 and President
 Electronic
 Systems

Arthur E. Wegner....   1999   502,990         300,000              0                  0       60,000          61,865
Executive Vice         1998   453,348         450,000              0                  0       60,000           9,775
President              1997   415,572         305,000              0            382,813       45,000           9,628
and Chairman Raytheon
Aircraft Company

Shay D. Assad......... 1999   425,004         300,000              0                  0       55,000          24,465
Executive Vice         1998   303,264         440,000              0                  0       50,000           6,588
President and          1997   261,936         240,000              0            273,438       32,500         275,873
Chairman and CEO
Raytheon Engineers &
Constructors

Franklyn A. Caine..... 1999   321,235(5)      400,000              0            606,375      250,000             990
Senior Vice President  1998
and Chief Financial    1997
Officer

(1) Reflects salary from July 1, 1998, Mr. Burnham's date of hire, through December 31, 1998.

(2) The amount shown for Mr. Burnham includes imputed income of $25,333 for personal use of company aircraft and $22,155 for personal use of a company-leased automobile. Mr. Burnham is responsible for paying taxes on these amounts.

(3) The amount shown is the value of the restricted stock or unit award on the date of grant. The executive is not entitled to the cash amount shown in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the company. Dividends are paid on the restricted stock shown and dividend equivalents are paid on the restricted units.

     Restrictions on the awards to Messrs. Swanson and Caine during 1999 will lapse in their entirety on the second anniversary of the date of grant. Mr. Burnham's restricted unit award was intended to compensate him for forfeitures he incurred in leaving his prior employer and consisted of a total of 374,713 units. The units vest on a one-for-one basis in Class B shares. A total of 49,573 shares vested on October 15, 1999. Mr. Burnham deferred receipt of the 49,573 shares until after his retirement. The vesting schedule for the remaining units is as follows:

            Vesting Date      No. of
                              Units

            July 1, 2000....  48,518
            July 1, 2001....  48,518
            July 1, 2002....  45,353
            July 1, 2003....  45,353
            July 1, 2004....  45,354
            July 1, 2005...   92,044
                             -------
                             325,140

     The number and value, based on the closing price of the Class B shares on December 31, 1999, of the aggregate restricted holdings of Messrs. Burnham, Swanson and Caine is as follows: Mr. Burnham--325,140 units, $8,636,531; Mr. Swanson--28,250 shares, $750,391; Mr. Caine--22,000 shares, $584,375.

(4) For 1999, the amounts include: (a) the value of life insurance premiums paid by the company (Mr. Burnham--$2,880; Mr. Swanson--$2,128; Mr. Wegner--$5,172; Mr. Assad--$1,496; and Mr. Caine--$990); (b) company contributions of $800 for each executive other than Mr. Caine under the company's Stock Ownership Plan; (c) company contributions of $6,400 for each executive other than Mr. Caine under the company's Savings and Investment Plan; and (d) company contributions under the Excess Savings Plan (Mr. Burnham--$48,334; Mr. Swanson--$47,009; Mr. Wegner--$49,493; and
     Mr. Assad--$15,769). The total amount for Mr. Burnham includes relocation expenses of $8,452 and $5,494 in related tax reimbursement payments. The total amount for Mr. Swanson includes relocation expenses of $94,947 and $3,522 in related tax reimbursement payments. In 1998, the company provided

     Mr. Swanson an interest-free loan in the original principal amount of $1,000,000 to assist him in his relocation from Massachusetts to Washington, D.C. This loan was repaid in its entirety upon Mr. Swanson's relocation from Washington, D.C. to California in connection with the reorganization of the company's defense businesses. To assist with this move, the company issued Mr. Swanson a new interest-free loan in the amount of $1,000,000. The loan is secured by a mortgage on Mr. Swanson's home. The amount reported for Mr. Swanson includes $71,250, representing the difference between the market rate for such loans and the actual interest rate.

(5)  Reflects salary from Mr. Caine's date of hire through December 31, 1999.


                           Long-Term Achievement Plan
                         Awards in Last Fiscal Year(1)

                                                  Estimated Future Payout Under
                Number of        Performance or     Non-Stock Price Based Plan
              Shares, Units    Other Period until   --------------------------
             or Other Rights  Maturation or Payout  Threshold   Target/Maximum
             ---------------  --------------------  ---------   --------------
Daniel P.
     Burnham... 24,000             1 year          14,400         24,000/24,000
                24,000             2 years         14,400         24,000/24,000
                24,000             3 years         14,400         24,000/33,600
William H.
     Swanson.. 12,300              1 year           7,380         12,300/12,300
               12,300              2 years          7,380         12,300/12,300
               12,300              3 years          7,380         12,300/17,220
Arthur E.
     Wegner.... 9,100              1 year           5,460           9,100/9,100
                9,100              2 years          5,460           9,100/9,100
                9,100              3 years          5,460          9,100/12,740
Shay D.
     Assad....  7,500              1 year           4,500           7,500/7,500
                7,500              2 years          4,500           7,500/7,500
                7,500              3 years          4,500          7,500/10,500
Franklyn A.
     Caine....  7,500              3 years          4,500          7,500/10,500

(1) The number of performance shares earned, if any, will be determined by the Management Development and Compensation Committee based upon the achievement of specific performance goals as outlined in the Committee's Report. Payment will be made in Class B shares. For 1999, the Committee has determined that no payment will be made under the one-year awards to Messrs. Burnham, Swanson, Wegner and Assad.

                       Option Grants In Last Fiscal Year
                                                                    Grant Date
                           Individual Grants(1)                       Value
            -----------------------------------------------------   ----------
              No. of        % of Total
            Securities       Options
            Underlying      Granted to   Exercise or                Grant Date
             Options        Employees     Base Price   Expiration     Present
   Name    Granted(#)(2)  in Fiscal Year ($/Share)(3)      Date     Value($)(4)
   ----    -------------  -------------- ------------  -----------   ----------
Daniel P.
  Burnham...   2,920           0.04%       $68.4688      06/22/09    $   62,897
             297,080           4.25%        68.4688      06/23/09     6,399,103
William H.
  Swanson....  1,460           0.02%        68.4688      06/22/09        31,448
             123,540           1.77%        68.4688      06/23/09     2,661,052

Arthur E.
  Wegner....   1,460           0.02%        68.4688      06/22/09        31,448
              58,540           0.84%        68.4688      06/23/09     1,260,952
Shay D.
  Assad.....   1,460           0.02%        68.4688      06/22/09        31,448
              53,540           0.77%        68.4688      06/23/09     1,153,252
Franklyn A.
  Caine......  3,364           0.05%        59.4375      03/31/09        62,873
             196,636           2.81%        59.4375      04/01/09     3,675,127
              50,000           0.72%        68.4688      06/23/09     1,077,000

(1) The table contains two separate lines for each individual other than Mr. Caine. The first line represents the grant of incentive stock options. The second line for each individual, and in Mr. Caine's case the third line as well, represents the grant of nonqualified stock options.

(2) One-half of the total incentive and nonqualified options granted become exercisable on the first anniversary of the grant date, and the remainder become exercisable on the second anniversary of the grant date.

(3)  Fair market value of underlying shares on the date of grant.

(4) As of December 31, 1999, the options set forth in this table had no value because at that date the market value of the underlying shares was below the option price. The ultimate values of the options will depend on the future market price of the Class B shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Class B shares over the exercise price on the date the option is exercised.

     The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table include the following: an exercise price equal to the fair market value of the underlying stock on the date of grant, ($68.4688 for all grants shown other than the 200,000 options granted to Mr. Caine upon commencement of employment with the company, for which the exercise price is $59.4375); an option term of 10 years; an interest rate of 5.9% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 27.8%, calculated using daily stock prices for an average of three years prior to the grant date; assumed dividend yield of 1.17%; and reductions of approximately 29.3% to reflect the probability of forfeiture due to termination prior to vesting and to the shortened exercise period on the vested options due to termination.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values



                                            Securities
                                            Underlying          Value of In-the
                                            Unexercised          Money Options
                Shares                   Options at Fiscal      at Fiscal Year
              Acquired on                  Year End (#)             End ($)
               Exercise      Value         Exercisable/          Exercisable/
   Name         (#)(1)     Realized ($)   Unexercisable        Unexercisable(1)
   ----      -----------   -----------    ----------------     ----------------
Daniel P.
  Burnham..... None        $         0     250,000/300,000     $           0/0
William H.
  Swanson.... 1,886             65,509     251,612/175,000           260,184/0
Arthur E.
   Wegner... 60,000          1,236,872      155,000/90,000                 0/0
Shay D.
  Assad.....  None                   0      126,105/80,000                 0/0
Franklyn A.
  Caine.....  None                   0        None/250,000                 0/0

(1) Based on the $26.56 closing price per share of the company's Class B shares on December 31, 1999.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Management Development and Compensation Committee of the Board of Directors consists of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B. Rudman and Alfred M. Zeien. During 1999, the Company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman is a member of this firm. Senator Rudman also acts as consultant on behalf of the company.

     The following report of the Management Development and Compensation Committee and the performance graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The company's executive compensation programs are developed and reviewed by the Management Development and Compensation Committee, consisting solely of Directors who are not employees of the company, and are approved by the Board of Directors. These programs align executive compensation with the company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the company. The Board of Directors supports an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and company performance.

     The Committee makes recommendations to the Board of Directors with respect to base salary and annual incentive awards, and the Options Subcommittee of the Committee grants stock options and restricted stock/unit awards. The Committee works closely with an independent compensation consultant which provides information regarding current industry and marketplace compensation practices and provides analysis of individual compensation compared to the external market. Raytheon's executive compensation program is designed to increase the total portion of risk-based cash and stock incentives at progressively higher levels of leadership.

     Individual compensation awards are established based upon the contribution the executive has made to attain the company's short-term and strategic performance objectives, as well as the executive's anticipated future contribution. While the financial performance of the company and its business units is of paramount significance in compensation awards, the Committee recognizes the need to reward and encourage executives to develop and lead a diverse, global workforce toward the company's strategic objective of remaining one of the leaders -- "top-tier" -- in defense electronics, and growing the application of defense technologies in commercial markets, while maintaining a strong commercial base. Further, the Committee takes into consideration the attainment of both transitional short-term and enterprise wide long-term objectives of the company that may not be reflected in the current period's earnings and stock performance.

     The company's executive compensation programs consist primarily of the following integrated components:

     Base Salary -- which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, the Committee considers marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

     Annual Incentive Awards -- which provide a direct link between executive compensation and the total company's performance. Annual awards take into account the performance of each business segment. Consideration is given to strategic acquisitions which complement and add value to the company's core businesses and to the successful divestiture of non-core businesses. Executive performance is also assessed against standards of ethical business conduct, leadership competencies and people-related initiatives.

     Long-Term Incentives -- which consist of stock options and restricted stock and restricted unit awards that link management decision-making with the company's strategic business plan and long-term company performance. These awards align the executive's interest with those of the stockholders. During 1999, 11% of eligible exempt employees received stock option grants. This represents a broader level of participation than among the company's compensation peer groups.

Executive Compensation

     Base Salary. Base salary levels for the Chief Executive Officer and other executive officers of the company are reviewed by the Committee and approved annually to ensure competitiveness. The Committee's policy has been and continues to be to maintain base salaries at competitive levels with a peer group established for compensation comparisons. The compensation peer group includes industry competitors as well as other $20 billion corporations.

     Each year the Committee reviews a competitive analysis prepared by its independent compensation consultant. Based on this review and the individual performance of each executive, the Committee recommends base salary increases, if appropriate.

     Annual Incentive. All executive officers, including the CEO, participate in a Results Based Incentive Plan, which is designed to focus management attention and effort on the attainment of pre-established performance metrics. Specific performance metrics and weightings were established at the corporate, business segment, and business unit levels early in 1999 encompassing revenue, cash flow, operating profit, bookings, profit after tax, Six Sigma, operational, and people initiatives.

     Individual awards under the company's Results Based Incentive Plan reflect an executive's contribution to the company's achievement of established performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. In the case of operating executives, the primary performance criteria are the financial performance of the executive's business unit compared to the prior period and the performance against stated operational objectives in each unit's business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives. In every case, consideration is given to the executive's contribution to the overall management of the company.

     Other officers listed in the Summary Compensation Table received incentive awards based on the Committee's review of their competitive marketplace position and their accomplishment of individual performance objectives. Based upon the analysis of the Committee's independent compensation consultant, individual incentive target awards were established for the CEO and each executive leader. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the company's compensation peer group. In years where the Committee deems that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

     Long-Term Incentives. Stock option grants are the company's principal vehicle for long-term compensation. The company issues options at fair market value at the date of grant, and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and results based incentive awards, option awards are based upon current industry and marketplace compensation data as presented by the Committee's independent compensation consultant. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization, contribution to the overall management of the company and, as appropriate, the organization's earnings and sales performance or effective performance of the staff function. The size of each executive's award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the company is also considered. The awards granted to the executives listed in the Summary Compensation Table are consistent with awards granted for comparable positions in the company's compensation peer groups.

     The Board of Directors believes that granting stock options encourages executive officers to manage the company from the perspective of a stockholder with an equity stake in the business. As the value of the company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers, but extends to a broad range of key employees of the company.

     Restricted stock awards are made for the purpose of attracting outstanding candidates in the marketplace and for the long-term retention of key executives. Awards are subject to restrictions for an extended period of time after the award is made, and thus the executive cannot sell the stock until the restriction expires. The Board of Directors believes that the award of restricted stock further encourages executive officers to manage the company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining managers, since a manager who leaves the company forfeits the unvested portion of the award.

     The Long Term Achievement Plan (LTAP) was established in 1999 to focus senior leadership on the attainment of specific long-term growth measures that align with the company's strategic plan. The plan measures the average growth of specific metrics over a three-year period. If specific targets are met over the three-year period, restrictions will lapse on stock unit awards that are granted at the beginning of the performance period. At this time, it is unlikely that the performance targets established for the 1999-2001 LTAP will be achieved. In that case, there would be no payout to participants.

CEO Compensation

     The compensation of Raytheon's CEO and other senior executives has historically been based on two factors -- performance and comparability.

     Base Salary. The current base salary of Daniel P. Burnham was established in July 1999, after reviewing a competitive analysis provided by the Committee's independent compensation consultant. The salary Mr. Burnham receives falls below the 50th percentile of the compensation peer group.

     Annual Incentive Award. In reviewing the CEO's total compensation package, the Committee gave consideration to a number of key factors, including the company's performance during 1999, the strategic accomplishments against plan for the year, and competitive marketplace data.

     The Committee noted that while it was a disappointing year, revenue was up by 2%; our win rate for new orders was high; and the backlog for Raytheon products and services has never been higher. In addition, the CEO restructured the business to reduce the organizational hierarchy and create direct lines of accountability. Further, focus has been paid to our core businesses while the company continues to divest itself of non-core operations. The Committee took all of these factors into account and awarded Mr. Burnham a reduced incentive award for 1999.

     The Chairman's annual results-based incentive compensation, when combined with his base salary, provides for total cash compensation below the 50th percentile of the compensation peer group.

Long-Term Incentives.

     Stock Options. The Committee reviewed industry and marketplace analyses, developed and presented by their independent consultant, of stock option awards for comparable positions. Based on those comparisons, the Committee awarded an increased option grant to Mr. Burnham. Further, the Committee chose to award the CEO 72,000 restricted units under the Long Term Achievement Plan. Under this plan, specific growth targets must be met over a three-year period in order for restrictions to lapse. At this time, it is unlikely that the performance targets established for the 1999-2001 LTAP will be achieved. In that case, there would be no payout to the CEO.

     Other Compensation. The company's compensation programs also include certain other items, which may include (i) life insurance coverage, (ii) an allocation of company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions in company stock under the Raytheon Savings and Investment Plan and Excess Savings Plan, and (iv) other miscellaneous compensation.

     Raytheon's executive compensation plans have been designed to attract and retain outstanding management talent, by providing a broad program of competitive, equitable, and performance-based compensation, and to align executive rewards with the long-term interest of shareholders. To the extent consistent with these objectives, the Committee awards executive compensation that is fully deductible by the company under the Internal Revenue Code.

Members of the Management Development and Compensation Committee

Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin,
Warren B. Rudman, Chairman, Alfred M. Zeien

PERFORMANCE GRAPH

     The following graph provides an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P Aerospace/Defense Index, weighted by market value at each measurement point.

     The graph covers the period December 18, 1997, the date that Raytheon's Class A and Class B shares first began trading on the New York Stock Exchange following the merger of Raytheon Company and the defense electronics business of Hughes Electronics Corporation, through December 31, 1999.

                                   12/18/97   12/31/97  12/31/98   12/31/99

Class B Shares    .                $100.00    $ 90.54    $ 96.84   $ 49.19
Class A Shares    .                $100.00    $ 90.55    $ 96.19   $ 47.05
S&P Aerospace/Defense      .       $100.00    $100.00    $ 78.66   $ 74.68
S&P 500                            $100.00    $100.00    $128.58   $155.64

     Assumes $100 invested on December 18, 1997 in Raytheon's Class A and Class B shares, the S&P 500 and the S&P Aerospace/Defense Index. Assumes the reinvestment of dividends.

                                 PENSION PLANS

     The company has a non-contributory pension plan which covers all of its executive officers and all of its salaried employees, other than those at certain subsidiaries and former Texas Instruments, E-Systems and Hughes Aircraft employees who are covered by separate plans. Pensions under the plan are based on final average pay. The plan is company-funded and does not require or permit employee contributions. Benefits are computed based on the following formula and are reduced by the employee's estimated primary social security benefit:

   1.8% of final average pay for each of the first 20 years of benefit service; and

   1.2% of final average pay for each year of benefit service thereafter.

     Final average pay is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. For 1999, covered compensation for Messrs. Burnham, Swanson, Wegner, Assad and Caine is the same as their salary and bonus shown in the Summary Compensation Table. Federal laws place limitations on compensation amounts that may be included under the plan. In 1999, up to $160,000 in eligible base salary and annual bonus could be included in the calculation of pensions under the plan. The normal retirement age under the plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

     Compensation and benefit amounts which exceed the applicable federal limitations will be paid under the company's excess pension plan. This plan is a non-contributory plan and uses the same final average pay formula and eligibility rules as the pension plan. The company pays all benefits from this plan from its general assets.

     The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

     If Messrs. Swanson and Assad continue in their current positions and retire at the normal retirement age of 65, the estimated annual pension benefits payable to them under the pension plan and the excess plan would be $538,000 and $389,000, respectively. At December 31, 1999, Mr. Swanson had 26 years of credited service under the pension plan, and Mr. Assad had 19 years of credited service.

     Mr. Burnham's total pension is fixed at 50% of his average covered compensation for the five consecutive years of employment with the company yielding the highest average, subject to offsets of 50% of his estimated primary social security benefit as well as pension benefits received from any previous employer. If Mr. Burnham continues in his current position and retires at the normal retirement age of 65, the estimated annual pension benefits payable to him under the pension plan and the excess plan would be $926,000. This amount does not reflect any offset for pension benefits payable by prior employers. At December 31, 1999, Mr. Burnham had less than one year of credited service under the pension plan.

     As an inducement for Mr. Wegner to join the company, Raytheon agreed that his pension would be determined under the provisions of the pension plan with the modification that he receive pension credit for six years in addition to the credit provided by the plan. At his scheduled retirement date of August 1, 2000, Mr. Wegner will have 11 years of credited service under the pension plan, and his annual pension benefits payable under the pension plan and the excess plan is estimated to be $159,000.

     Mr. Caine's total pension will be calculated based on all of his combined service with the company and with his previous employers. This amount will be offset by any other retirement benefits he receives from previous employers. At December 31, 1999, Mr. Caine had 26 years of credited service under the pension plan. If Mr. Caine continues in his current position and retires at the normal retirement age of 65, the estimated annual pension benefits payable to him under the pension plan and the excess plan would be $548,000. This amount does not reflect any offset for pension benefits payable by prior employers.

     The pension estimates provided are based on the individual's current salary and bonus and Social Security laws currently in effect. The estimates also assume payment is in the form of a pension payable for the individual's lifetime only. The amounts would be different for other forms of payment.

                        EXECUTIVE EMPLOYMENT AGREEMENTS

     The company has entered into change in control severance agreements with Messrs. Assad, Swanson and Wegner. The agreements provide severance pay and continuation of certain benefits upon the occurrence of a change in control of the company. Generally, a "change in control" means any of the following circumstances: (i) the acquisition of 25% or more of the outstanding voting stock of the company by any person, entity or group; (ii) the persons serving as Directors of the company as of the date of the agreements, and replacements or additions subsequently approved by a majority vote of the Board, cease to make up at least a majority of the Board; (iii) a merger, consolidation or reorganization in which the stockholders of the company prior to the merger wind up owning less than 50% of the voting power of the surviving corporation; (iv) the liquidation or dissolution of the company or disposition of all or substantially all of the assets of the company.

     In order to receive benefits under the agreement, the executive must be terminated from his current position within two years following a change in control of the company. Benefits under the agreements include (i) a cash payment of three times the executive's current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three years additional credit service under the company's pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his family are eligible to receive benefits for a period of up to three years. In addition, the agreements provide for a gross-up payment if the executive is subject to excise taxes on payments made under his agreement.

     In July 1998, the company hired Daniel P. Burnham as President and Chief Operating Officer. In order to induce Mr. Burnham to leave his position as Vice Chairman of AlliedSignal, Inc., the company entered into an employment agreement with Mr. Burnham. The agreement provides that the company will pay Mr. Burnham a base salary of at least $850,000 per year and a target annual incentive bonus in an amount equal to 200% of his base salary. In order to compensate Mr. Burnham for certain forfeitures he would incur in joining Raytheon, the company awarded Mr. Burnham 374,713 restricted stock units that settle on a one-for-one basis in Class B Shares on specified vesting dates. The first scheduled vesting of 49,573 shares occurred on October 15, 1999. The company also granted Mr. Burnham an option to purchase 250,000 Class B shares. The option vested in full on July 1, 1999.

     The company also entered into a severance agreement with Mr. Burnham. If the company terminates Mr. Burnham's employment or demotes him for any reason other than "cause" or "disability" (as those terms are defined in the agreement) or his death, the company is obligated to pay Mr. Burnham the sum of three times his base salary for the preceding calendar year plus three times his annual incentive bonus for the preceding calendar year.

     In April 1999, the company hired Franklyn A. Caine as Senior Vice President and Chief Financial Officer. In order to induce Mr. Caine to leave his previous employer, the company entered into a change in control severance agreement with Mr. Caine. The terms of that agreement are identical to the change in control severance agreements with Messrs. Assad, Swanson and Wegner described above. The company also granted Mr. Caine an option to purchase 200,000 Class B shares. The option vests over a two year period. The company and Mr. Caine entered into a separate agreement which obligates the company to pay Mr. Caine two times his base salary plus two times his annual incentive bonus if the company terminates Mr. Caine's employment without cause. Mr. Caine is entitled to a gross-up payment if he is subject to excise taxes on payments made under this agreement.

     In November 1999, the company and Mr. Swanson entered into an amendment to Mr. Swanson's existing change in control severance agreement to extend for a period of three years his entitlement to severance benefits in the event that he experiences a "qualifying termination", as that term is defined in the agreement.

     In December 1999, the company and Mr. Wegner entered into an agreement regarding his retirement from the company. Mr. Wegner is scheduled to retire on August 1, 2000. Upon his retirement, the company has agreed to pay Mr. Wegner the severance benefits provided for in his change in control severance agreement described above.

     In March 2000, the company and Mr. Assad entered into a retention agreement. The retention agreement operates as an amendment to Mr. Assad's existing change in control severance agreement by extending the scope of that agreement to cover a change in control of Raytheon Engineers & Constructors. Upon a change in control of Raytheon Engineers & Constructors, the company is obligated to pay Mr. Assad the severance benefits provided for in his change in control severance agreement described above.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 2001 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421, not later than:

     o November 30, 2000, if the proposal is submitted for inclusion in Raytheon's proxy materials for the 2001 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

     o After the close of business on December 27, 2000 and before the close of business on January 26, 2001, if the proposal is submitted in accordance with Raytheon's by-laws, in which case the company is not required to include the proposal in our proxy materials.

                         STOCKHOLDER PROPOSAL NUMBER 1
                         (Item No. 2 on the proxy card)

     Ms. Alissa Shethar, beneficial owner of 1,300 Class B shares, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

                   A Shareholder Resolution on Executive Pay

     WHEREAS, despite record profitability in the 1990's, U.S. corporations have laid off record numbers of workers, arguing that cost-cutting is one key to long-term competitiveness and increased profitability;

     WHEREAS, only 44% of firms that downsized employees saw a rise in operating profits, according to a 1992 study by the American Management Association. The same study found that only 31% of corporate downsizers experienced productivity gains following the layoffs, while 77% experienced deterioration in employee morale. A second study of 1,000 large companies conducted by the Wyatt Company found that less than one-third of the companies surveyed hit profit targets projected at the time of the restructuring.

     WHEREAS, in 1998, Raytheon announced that it would lay off 14,000 employees by the end of 1999. In April 1999, the company increased this estimate to 15,400 job cuts. In October 1999, Raytheon management announced an additional 2,400 employees would lose their jobs. Raytheon management argued these layoffs would reduce costs and boost profits.

     WHEREAS, large layoffs in the recent past have not resulted in the improved financial health promised by Raytheon's top managers;

     WHEREAS, since the layoffs were announced, Raytheon's profits have continued to decline and its stock price has dramatically underperformed its competitors. Between January 1, 1998 and November 23, 1999, Raytheon's Class A stock lost 35.8% of its value (including dividends). During the same period the S&P Aerospace/Defense Index declined 12.8% and the S&P 500 rose 48.6%.

     WHEREAS, despite having publicly announced the need to cut costs, Raytheon's executives were granted and accepted generous increases in their compensation in 1998. Excluding Mr. Burnham, who did not serve the company during 1997, the company's top four officers collectively enjoyed increases in salary and bonus of more than 30% in 1998 (representing $1.79 million, or an average raise of $449,000 per officer). Each of these men also received at least 33% more stock options in 1998 than they did the previous year;

     WHEREAS, we believe that asking employees to sacrifice, while at the same time enriching executives, sends a poor message to employees, suppliers and shareholders. We believe that business success over the long term is enhanced when business is viewed as a shared enterprise in which both the rewards and sacrifices are equitably shared among all employees;

     RESOLVED, shareholders request that the Board adopt an executive compensation policy that freezes the pay of corporate officers during periods of downsizing in which the lesser of 2% of the company's workforce or 1,000 workers lose their jobs. This pay freeze shall continue for a one year period following the completion of the layoffs.

     SUPPORTING STATEMENT

     Corporate leaders should have a long term view when making management decisions. If decisions to cut costs are in the long-term best interest of the company, executives should be willing to defer their rewards until positive results are demonstrated. Rewarding cost-cutting executives for potentially good future performance is in conflict with standards of good corporate governance.

     PLEASE VOTE YES.


Your Directors recommend a vote AGAINST this proposal.

     The business of the company is managed under the direction of Raytheon's Board of Directors in accordance with the corporate bylaws that specifically provide for the establishment of the Management Development and Compensation Committee. The Committee is chartered with the primary responsibility for developing executive compensation programs that will allow Raytheon to attract and retain the very highest caliber of management and technical professionals. To ensure absolute independence, membership on the Committee is comprised entirely of non-employee Directors.

     In addition, the Committee consults with a nationally recognized firm of executive pay and benefits consultants who provide insight on worldwide competitive compensation practices. The Committee specifically looks to attract executive talent from, and to offer comparable pay and benefits opportunities available at, large, global, technology-oriented companies. Recommendations made to the Board by the Committee are designed to align executive compensation at Raytheon with the successful achievement of the company's business strategies and to result in the enhancement of stakeholder value.

     The ability to act independently and decisively in the recruitment, reward, and retention of key talent in a highly competitive global marketplace is critical to achieving the company's success. Further, the Board believes that adequate criteria have been established to provide a balance of short- and long-term incentives that produce fair and competitive compensation and that ensure that pay is closely linked to performance.

     The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 2
                         (Item No. 3 on the proxy card)

     John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, a Raytheon Company shareholder, on behalf of Ray T. Chevedden and Veronica G. Chevedden, beneficial owners of 127 Class A shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

     RESOLVED:

SHAREHOLDER OPPORTUNITY TO VOTE ON POISON PILLS

Recommend the company shall not adopt or maintain any poison pill designed to block the acquisition of stock in excess of a specified amount:

     UNLESS such plan or agreement has been previously approved by a majority shareholder vote at a shareholder meeting.

     This includes, but is not limited to the poison pill that was adopted by the Company WITHOUT SHAREHOLDER APPROVAL in 1997. After adoption this Resolution is not to be amended, modified or repealed, except as a separate resolution by a majority shareholder vote.

     SUPPORTING STATEMENT:

     Raytheon adopts new poison-pill (until 2007) without shareholder vote--despite a commitment to shareholders not to do so.

               Investor Responsibility Research Center, Washington, DC Feb. 13, 1998

Why submit the Raytheon poison pill to a shareholder vote?

o The poison pill is an anti-takeover device, which injure shareholders by reducing management accountability and adversely affecting shareholder value.

o Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.

               Neil Minow and Robert Monks in their book.
               Power and Accountability

o Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.

               Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999

o    The Council of Institutional Investors (Internet address:
     "www.ciicentral.com") recommends shareholder approval of all poison pills in its Shareholder Bill of Rights.

     The adoption of this resolution could be a step towards a management initiative to change the following company core-practices that are not competitive--according to many institutional shareholders and proxy analysts:

o    No cumulative voting.

o    No annual election of all directors

o    Unequal voting rights on the election and removal of directors

o    Dual class common stock.

o Five outside directors have an ax to grind with added financial links to the company

o    Mr. Phillips is entrenched with 38 years on the board.

o    Mr. Land is entrenched with 22 years on the board.

o Directors are over-committed to non-Raytheon interests in a time of Raytheon shareholder crisis:

               Mr. Deutch           6 outside boards
               Mr. Everhart         7 outside boards

o    Two retired CEOs are on the board:

               Mr. Picard
               Mr. Phillips

o Too many directors on the key board committees have financial links to the company, overly long-tenure and/or excessive outside commitments.

What issues highlight concern about improving Raytheon's performance at the highest corporate level:

     Raytheon's $668 million write-off includes layoff expenses for 2,380 employees.

          Wall Street Journal   Oct. 13, 1999

     Moody's Investors Service's down-grade reflects uncertainty that management's reorganization will significantly improve Raytheon's performance.

          Aviation Week   November 22, 1999

     Raytheon tells Delaware court that it paid too much for its $9 billion acquisition of Hughes Defense

          Wall Street Journal May 21, 1999

     In its response to this resolution, Raytheon is asked to name the steps it has taken in the last year to improve corporate governance at the highest level of the company. Improvement at the highest corporate level can have the greatest impact and can be a cost-free alternative to $668 million write-offs.

                    To increase shareholder value vote yes:
                SHAREHOLDER OPPORTUNITY TO VOTE ON POISON PILLS

Your Directors recommend a vote AGAINST this proposal.

     The company's shareholder rights plan is designed to protect shareholders in the event of certain unsolicited attempts to acquire control of the company, including a partial or two-tier tender offer that fails to treat all shareholders equally, a "creeping acquisition" of the company by the purchase of stock on the open market and other acquisition tactics that the Board believes are unfair to the company's shareholders and are not in their best interests. Plans similar to the company's plan have been adopted by a majority of the companies included in the S&P 500 Stock Index.

     A major function of the rights plan is to give the Board a greater period of time within which it can properly evaluate an acquisition offer. A second major function of the plan is to induce a bidder for the company to negotiate with the Board and thus strengthen the Board's bargaining position vis-a-vis the bidder. The plan thus enables the Board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal. The Board gains the opportunity and additional time to determine if an offer reflects the full value of the company and is fair to all shareholders, and if not, to reject the offer or to seek an alternative that meets these criteria.

     The Board's fiduciary duty to shareholders dictates that it evaluate the merits of each and every acquisition presented to the Board and seek to insure that any proposed business combination or acquisition delivers full value to the shareholders. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

     Although some would contend that shareholder rights plans inhibit realization of shareholder value, research indicates that having a rights plan accomplishes the stated goal of maximizing shareholder value, while not having a rights plan may in fact undercut this goal. A 1994 study by two University of Rochester economists concluded that rights plans are reliably associated with higher premiums for selling shareholders and that antitakeover measures increase the bargaining position of target firms.

     A 1997 study published by Georgeson & Company determined that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

     The Board believes that the company's rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the company at a fair price. Instead, the plan strengthens the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the company in the event of an attempt to acquire control of the company. As such, the plan would not affect any takeover proposal the Board believes to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the company's value for all shareholders.

     The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 3
                         (Item No. 4 on the proxy card)

     John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, the beneficial owner of 50 Class A shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

     ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR

     RESOLVED:

ADOPT RESOLUTION THAT WON 46% OF RTNB SHAREHOLDER VOTE: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR WITH A MAJORITY OF INDEPENDENT DIRECTORS.

     Raytheon shareholders request the Board of Directors take all necessary steps to enact this resolution. This includes that less frequent than annual election of the entire board shall be voted as a separate resolution. (Unexpired terms of directors not affected.)

WHY ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR?

     To make Raytheon more competitive at the highest corporate level--Where it will have the greatest impact to improve Raytheon's dismal performance:

     Raytheon's timeliness rank is 4 (Below Average) after falling from $68 in July to $22 in October.

               Value Line   Oct. 22, 1999

     Raytheon has the dubious distinction of posting some of the lowest scores in key performance measures in Aviation's Week's Competitive Index.

               Aviation Week   May 31, 1999

Raytheon suffers from:
o    $638 million write-off
o    $600 million shortfall in revenue
o    Lower growth estimates
The stock price fall was a massacre--40%

               Aviation Week   Oct. 18, 1999

40% DROP IS A SHAREHOLDER LOSS OF OVER $4 BILLION

Daniel Burnham said Raytheon's condition "fills [him] with anger, embarrassment, and guilt."

               New York Times   Oct. 13, 1999

Raytheon CEO Daniel Burnham gets $20 million in stock. If fired he gets 3-times his annual pay and 3-times his bonus.

               Wall Street Journal   March 31, 1999

o Edward Jones analyst Bill Fiala said "It doesn't get much uglier." Raytheon's disclosures concern "areas that are the bread and butter of Raytheon."

o JSA analyst Paul Nisbet said: "The credibility has gone to near-zero, and its going to be a long time before its back."

               Boston Globe   Oct. 13, 1999

Retired Chairman Dennis Picard will remain on Raytheon's board.

               Wall Street Journal   April 29, 1999

o    For most of this decade, Raytheon was dominated by Mr. Picard.

o The aggressive culture that Picard left behind--in which managers had difficulty facing up to and reporting bad news on a timely basis--exacerbated the difficulties.

o The company must spend millions of dollars on legal fees to defend against shareholder lawsuits.

o    Shareholders will not be able to vote on Mr. Picard until 2001.

     The combination of Raytheon's classified board and poison pill entrenches management and lessens management's incentive to improve company performance. It is a formidable defense against takeover overtures. In order to repeal the company's poison pill and complete an acquisition, a shareholder group must win all board seats up for election at 2 consecutive annual meetings.

     As a sign that the management is not interested in the preference of its shareholders, management hired a $269-million law firm to prevent shareholders from voting on this resolution in 1999. This resolution won the challenge of management's $269-million law firm and then won 46% approval of Class A shareholders--impressive for its first appearance on the ballot.

     Annual election of directors will encourage an independent and competitive Raytheon board for effective oversight of management.

     In its response to this resolution, Raytheon is asked to name the steps it has taken in the last year to improve its corporate credibility with shareholders and securities analysts.

     The best boards continue to raise the bar, said Business Week:

               Place the entire board up for election every year
                                    YES on 4

Your Directors recommend a vote AGAINST this proposal.

     Currently the Board is divided into three classes, with each class standing for election each year. We believe that our current Board consists of individuals with a broad diversity of experience and knowledge which are invaluable in considering issues important to the company. Often, however, this experience must be coupled with an in-depth understanding of our business, future plans and strategic options, which may take time to acquire. Accordingly, the Board of Directors believes that it is in the company's best interest to maintain a minimum level of experience and continuity in the Board of Directors. The Board's current structure is specifically tailored to ensure that after any election a minimum of two-thirds of the Board will have had at least one year of experience as directors of the company.

     The Board disagrees with the proponent's contention that our Board is not currently independent. In certain cases, qualifications of a potential Board member may allow that individual to be deemed independent under some standards but not so under others. However, based on our review of the standards espoused by the California Public Employees' Retirement System ("CalPERS") and Teachers Insurance and Annuity Association-College Retirement Equities Fund ("TIAA-CREF"), approximately two-thirds of the Board is considered independent, more than satisfying the threshold proposed by the proponent. Nominees to our Board are chosen based on the mix of director characteristics and skills that is most appropriate for the company, including diversity of knowledge, experience, gender and race. We believe that the Board of Directors should continue to be allowed to take into account such factors as it deems necessary to nominate directors it believes are capable of fulfilling the duties of the office.

     Our classified Board structure provides the additional benefit of reducing the likelihood of a sudden, unsolicited and possibly disadvantageous takeover of the company without prior discussions with the Board. If a hostile acquiror cannot circumvent negotiations with the Board, the Board has the ability to evaluate potential takeover offers, seek alternatives to unacceptable proposals and negotiate to achieve the best possible outcome for shareholders. While the classified Board does not preclude a successful takeover offer, the Board of Directors believes that it enhances the Board's ability to negotiate favorable terms and thereby provide shareholders with the best value in the event the shareholders decide that such a takeover is beneficial.

     In addition, adoption of this proposal would not automatically result in the elimination of the classified Board. Further action by shareholders is required to amend the By-Laws and the Certificate of Incorporation. In order to amend these documents, a majority vote of the outstanding Class A shares and the Class B shares would be required. Furthermore, under Delaware law, the Certificate of Incorporation can only be amended following a recommendation of the Board of Directors prior to submission to shareholders.

     Finally, in connection with the merger with defense business of Hughes Electronics, the company agreed to be bound by certain restrictive covenants, including limitations on its ability to amend its Certificate of Incorporation. Unless the company obtains the prior consent of General Motors Corporation, any amendment to "declassify" the Board of Directors would constitute a breach of the company's obligations to General Motors. The company has not discussed this matter with General Motors and cannot at this time speculate whether or not General Motors would, if requested, consent to such an amendment.

     While the Board, consistent with its fiduciary duties, would consider such an amendment, for the foregoing reasons the Board does not currently believe that such an amendment would be in the best interest of the company or its shareholders.

     The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                                 OTHER MATTERS

     Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card(s) sent to you in the envelope provided. No postage is required for mailing in the United States.

     The company's 1999 annual report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

                                    By Order of the Board of Directors,

                                /s/ John W. Kapples
                                    John W. Kapples
                                    Secretary

Lexington, Massachusetts
March 27, 2000

RAYTHEON                 Annual Meeting of Stockholders     2000 ANNUAL MEETING
                         Wednesday, April 26, 2000             ADMISSION TICKET
                         10:30 a.m. Eastern Time (Doors Open
                            at 10:00 a.m.)
c/o Proxy Services       U.S. Chamber of Commerce
P.O. Box 8040            1615 H Street, NW
Boston, MA 02266-8040    Washington, DC
                         (Directions on reverse)

-------------------------------------------------------------------------------
PROXY VOTING INSTRUCTIONS

Raytheon Company encourages all stockholders to vote. We provide three convenient methods for voting listed below:

PROXY CARD: Complete, sign, date, and return the proxy card attached below in the enclosed envelope.

                                       OR

TELEPHONE: If you are a resident of the United States or Canada, call toll-free on a touch-tone phone 1-877-779-8683, 7 days a week, 24 hours a day. If you reside outside of the United States or Canada, call toll-free 1-201-536-8073. There is no charge for this call. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 25, 2000.

                                       OR

INTERNET: Log on to the Web site http://www.eproxyvote.com/rtn and follow the instructions provided. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 25, 2000.

Canadian and non U.S. residents are encouraged to vote either by telephone or Internet.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so go to http://www.econsent.com/rtn and follow the instructions provided.

IF YOU VOTE BY TELEPHONE OR INTERNET YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

                                RAYTHEON CLASS A
-------------------------------------------------------------------------------
/ X / Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Item 1.
---------------------------------------------------------
Item 1 - Election of Directors: To elect four directors of the class whose term of office expires in 2003 to serve for a term of three years. Nominees:
(01) Ferdinand Colloredo-Mansfeld, (02) Thomas E. Everhart, (03) L. Dennis Kozlowski, and (04) Warren B. Rudman. To elect one director of the class whose term of officee expires in 2002 to serve for a term of two years. Nominee: (05) Barbara M. Barrett. To elect one director of the class whose term expires in 2001 to serve for a term of one year. Nominee: (06) William R. Spivey

 FOR     WITHHOLD
/  /      /  /

----------------------------------------
For all nominees except as written above.

     The Board of Directors recommends a vote AGAINST Items 2, 3 and 4.

                                                  FOR     AGAINST     ABSTAIN
Item 2 - Stockholder Proposal #1:
     Executive compensation                       /  /      /  /       /  /

Item 3 - Stockholder Proposal #2:
     Shareholder Rights Plan                      /  /      /  /       /  /

Item 4 - Stockholder Proposal #3:
     Annual Election of Directors                 /  /      /  /       /  /
--------------
Please check any of the following that apply:

     I plan to attend the Annual Meeting.                              /  /

     Please discontinue duplicate Annual
     Report mailings.                                                  /  /

     Please note my change of address on the
     back of this card.                                                /  /

Signature---------------------------------        Date------------------, 2000

Signature---------------------------------        Date------------------, 2000

Please sign this proxy as the name(s) appear above. When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.

-------------------------------------------------------------------------------

        Directions to the Raytheon Annual Meeting of Stockholders:

Raytheon's Annual Meeting of Stockholders will be held on Wednesday, April 26, 2000, at 10:30 a.m. at the:

                               Hall of Flags Room
                            U.S. Chamber of Commerce
                               1615 H Street, NW
                                Washington, D.C.

For attendees driving to the meeting:

Parking will be provided at the Hay Adams Hotel, 800 16th St., NW, which is adjacent to the Chamber of Commerce building. You will need to state that you are attending the Raytheon Annual Meeting, and the parking attendant will direct you to the U.S. Chamber of Commerce building.

                            Driving from the North:

Follow I-95 South to I-495 West (Silver Spring). Exit I-495 onto Connecticut Ave. South, heading toward Chevy Chase. Follow Connecticut Ave. approximately 7 miles. Stay in the center lane and continue under Dupont Circle for approximately 7 blocks to H Street. Turn left on H Street to 16th Street. Turn left onto 16th Street. The hotel is on the right side of 16th Street.

                            Driving from the South:

Follow I-95 North to I-395 North onto the 14th Street Bridge. Stay in the 2 left lanes to exit onto 14th Street. Follow 14th Street to I Street. Turn left onto I Street to 16th Street. Turn left onto 16th Street. The hotel is on the right side of 16th Street.

For attendees using the Washington Metro System:

The U.S. Chamber of Commerce building is approximately 3 blocks from the Farragut West station on the Metro's Blue and Orange lines. Exit at Farragut West Station onto I Street. Go 1/2 block and turn right onto Connecticut Ave. Go 1 block and turn left onto H Street. The Chamber of Commerce building is 1/2 block down on the left side of H Street.

        Please present this ticket for admittance to the Annual Meeting.

-------------------------------------------------------------------------------

CLASS A                            RAYTHEON COMPANY
                                   LEXINGTON, MA 02421

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Franklyn A. Caine, and Thomas
D. Hyde, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class A stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at the U.S. Chamber of Commerce, Washington, DC, at 10:30 a.m. Eastern Time, Wednesday, April 26, 2000. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2, 3 and 4.

IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOU VOTED YOUR PROXY CARD BY TELEPHONE OR INTERNET DO NOT RETURN YOUR PROXY CARD.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

--------------------------------------------
--------------------------------------------
--------------------------------------------
--------------------------------------------

===============================================================================

RAYTHEON                 Annual Meeting of Stockholders     2000 ANNUAL MEETING
                         Wednesday, April 26, 2000             ADMISSION TICKET
                         10:30 a.m. Eastern Time (Doors Open
                            at 10:00 a.m.)
c/o Proxy Services       U.S. Chamber of Commerce
P.O. Box 8040            1615 H Street, NW
Boston, MA 02266-8040    Washington, DC
                         (Directions on reverse)

-------------------------------------------------------------------------------
PROXY VOTING INSTRUCTIONS

Raytheon Company encourages all stockholders to vote. We provide three convenient methods for voting listed below:

PROXY CARD: Complete, sign, date, and return the proxy card attached below in the enclosed envelope.

                                       OR

TELEPHONE: If you are a resident of the United States or Canada, call toll-free on a touch-tone phone 1-877-779-8683, 7 days a week, 24 hours a day. If you reside outside of the United States or Canada, call toll-free 1-201-536-8073. There is no charge for this call. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 25, 2000.

                                       OR

INTERNET: Log on to the Web site http://www.eproxyvote.com/rtn and follow the instructions provided. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 25, 2000.

Canadian and non U.S. residents are encouraged to vote either by telephone or Internet.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so go to http://www.econsent.com/rtn and follow the instructions provided.

IF YOU VOTE BY TELEPHONE OR INTERNET YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

                                RAYTHEON CLASS B
-------------------------------------------------------------------------------
/ X / Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Item 1.
---------------------------------------------------------
Item 1 - Election of Directors: To elect four directors of the class whose term of office expires in 2003 to serve for a term of three years. Nominees:
(01) Ferdinand Colloredo-Mansfeld, (02) Thomas E. Everhart, (03) L. Dennis Kozlowski, and (04) Warren B. Rudman. To elect one director of the class whose term of officee expires in 2002 to serve for a term of two years. Nominee: (05) Barbara M. Barrett. To elect one director of the class whose term expires in 2001 to serve for a term of one year. Nominee: (06) William R. Spivey

 FOR     WITHHOLD
/  /      /  /

----------------------------------------
For all nominees except as written above.

     The Board of Directors recommends a vote AGAINST Items 2, 3 and 4.

                                                  FOR     AGAINST     ABSTAIN
Item 2 - Stockholder Proposal #1:
     Executive compensation                       /  /      /  /       /  /

Item 3 - Stockholder Proposal #2:
     Shareholder Rights Plan                      /  /      /  /       /  /

Item 4 - Stockholder Proposal #3:
     Annual Election of Directors                 /  /      /  /       /  /
--------------
Please check any of the following that apply:

     I plan to attend the Annual Meeting.                              /  /

     Please discontinue duplicate Annual
     Report mailings.                                                  /  /

     Please note my change of address on the
     back of this card.                                                /  /

Signature---------------------------------        Date------------------, 2000

Signature---------------------------------        Date------------------, 2000

Please sign this proxy as the name(s) appear above. When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.

-------------------------------------------------------------------------------

        Directions to the Raytheon Annual Meeting of Stockholders:

Raytheon's Annual Meeting of Stockholders will be held on Wednesday, April 26, 2000, at 10:30 a.m. at the:

                               Hall of Flags Room
                            U.S. Chamber of Commerce
                               1615 H Street, NW
                                Washington, D.C.

For attendees driving to the meeting:

Parking will be provided at the Hay Adams Hotel, 800 16th St., NW, which is adjacent to the Chamber of Commerce building. You will need to state that you are attending the Raytheon Annual Meeting, and the parking attendant will direct you to the U.S. Chamber of Commerce building.

                            Driving from the North:

Follow I-95 South to I-495 West (Silver Spring). Exit I-495 onto Connecticut Ave. South, heading toward Chevy Chase. Follow Connecticut Ave. approximately 7 miles. Stay in the center lane and continue under Dupont Circle for approximately 7 blocks to H Street. Turn left on H Street to 16th Street. Turn left onto 16th Street. The hotel is on the right side of 16th Street.

                            Driving from the South:

Follow I-95 North to I-395 North onto the 14th Street Bridge. Stay in the 2 left lanes to exit onto 14th Street. Follow 14th Street to I Street. Turn left onto I Street to 16th Street. Turn left onto 16th Street. The hotel is on the right side of 16th Street.

For attendees using the Washington Metro System:

The U.S. Chamber of Commerce building is approximately 3 blocks from the Farragut West station on the Metro's Blue and Orange lines. Exit at Farragut West Station onto I Street. Go 1/2 block and turn right onto Connecticut Ave. Go 1 block and turn left onto H Street. The Chamber of Commerce building is 1/2 block down on the left side of H Street.

        Please present this ticket for admittance to the Annual Meeting.

-------------------------------------------------------------------------------

CLASS B                            RAYTHEON COMPANY
                                   LEXINGTON, MA 02421

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Franklyn A. Caine, and Thomas
D. Hyde, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class B stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at the U.S. Chamber of Commerce, Washington, DC, at 10:30 a.m. Eastern Time, Wednesday, April 26, 2000. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2, 3 and 4.

IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOU VOTED YOUR PROXY CARD BY TELEPHONE OR INTERNET DO NOT RETURN YOUR PROXY CARD.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

--------------------------------------------
--------------------------------------------
--------------------------------------------
--------------------------------------------

===============================================================================